Exhibit 99

September 9, 2011

To the Board of Directors of California First National Bank

I am writing to inform you of my decision to resign as President and CEO and as a Director of California First National Bank. My resignation will be effective as of September 16, 2011.

The past eight years have been a wonderful experience for me. I would like to thank everyone for their friendship as well as for the support and guidance I have received.

Sincerely,

Peter Aharonyan